Exhibit 99.1

News Release NYSE: BPL	Buckeye Partners, L.P. One Greenway Plaza Suite 600 Houston, TX 77046

Contact:	Kevin J. Goodwin Vice President & Treasurer irelations@buckeye.com (800) 422-2825

BUCKEYE PARTNERS, L.P. REPORTS FIRST QUARTER 2016 FINANCIAL RESULTS
Announces Increase in Cash Distribution

HOUSTON, May 6, 2016 — Buckeye Partners, L.P. (“Buckeye”) (NYSE: BPL) today reported its financial results for the first quarter of 2016. Buckeye reported income from continuing operations for the first quarter of 2016 of $135.0 million compared to income from continuing operations for the first quarter of 2015 of $112.0 million. Income from continuing operations attributable to Buckeye’s unitholders was $1.01 per diluted unit for the first quarter of 2016 compared to $0.88 per diluted unit for the first quarter of 2015. The diluted weighted average number of units outstanding in the first quarter of 2016 was 130.1 million compared to 127.6 million in the first quarter of 2015.

Adjusted EBITDA (as defined below) from continuing operations for the first quarter of 2016 was $244.6 million compared to $212.9 million for the first quarter of 2015.

“Buckeye’s first quarter results further demonstrate the consistency of cash flows generated by our diversified portfolio of assets,” said Clark C. Smith, Chairman, President and Chief Executive Officer. “Our Global Marine Terminals segment’s performance was substantially improved as compared to last year. Its results were driven primarily by cash flows from the growth capital investments at Buckeye Texas Partners coupled with strong demand for storage services across its legacy assets. We also are pleased to report positive contributions year over year in our Merchant Services segment. Our Domestic Pipelines & Terminals business was essentially in line with last year’s results despite a decline in pipeline and terminal throughput volumes as a result of milder weather, decreased demand for off-road diesel and market supply shifts.”

“We remain focused on Buckeye’s expansion projects, including the modernization of our New York Harbor complex and the construction of our Michigan/Ohio Pipeline Expansion Project, which is on schedule to be operational late this year,” continued Mr. Smith. “As discussed previously, this project will offer expanded transportation service of refined petroleum products from origin points in the Midwest to destinations in Ohio and Western Pennsylvania and is supported by long-term shipper commitments.”

Distributable cash flow (as defined below) from continuing operations for the first quarter of 2016 was $178.9 million compared to $155.7 million for the first quarter of 2015. Buckeye also reported distribution coverage of 1.14 times for the first quarter of 2016.

Cash Distribution. Buckeye also announced today that its general partner declared a cash distribution of $1.20 per limited partner unit (“LP Unit”) for the quarter ended March 31, 2016. The distribution will be payable on May 23, 2016 to unitholders of record on May 16, 2016. This cash distribution represents a 4.3 percent increase over the $1.15 per LP Unit distribution declared for the first quarter of 2015. Buckeye has paid cash distributions in each quarter since its formation in 1986.

“The execution of our diversification strategy, the fee-based nature of our revenues and our limited exposure to the commodity price fluctuations continue to generate strong financial results. We also continue to strengthen our balance sheet and build additional distribution coverage. As a result of our strong financial position, we expect to grow our quarterly distribution at a rate of $0.0125 per LP Unit through the remainder of 2016, creating long-term value for our unitholders,” commented Mr. Smith.

Conference Call. Buckeye will host a conference call with members of executive management today, May 6, 2016, at 11:00 a.m. Eastern Time. To access the live webcast of the call, go to http://edge.media-server.com/m/p/skxkydwf ten minutes prior to its start. Interested parties may participate in the call by dialing 877-870-9226. A replay will be archived and available at this link through June 6, 2016, and the replay also may be accessed by dialing 800-585-8367 and entering conference ID 85677428.

About Buckeye Partners, L.P.

Buckeye Partners, L.P. (NYSE: BPL) is a publicly traded master limited partnership and owns and operates a diversified network of integrated assets providing midstream logistic solutions, primarily consisting of the transportation, storage, and marketing of liquid petroleum products. Buckeye is one of the largest independent liquid petroleum products pipeline operators in the United States in terms of volumes delivered, with approximately 6,000 miles of pipeline. Buckeye also uses its service expertise to operate and/or maintain third-party pipelines and perform certain engineering and construction services for its customers. Additionally, Buckeye is one of the largest independent terminalling and storage operators in the United States in terms of capacity available for service. Buckeye’s terminal network comprises more than 120 liquid petroleum products terminals with aggregate storage capacity of over 110 million barrels across its portfolio of pipelines, inland terminals and marine terminals located primarily in the East Coast and Gulf Coast regions of the United States and in the Caribbean. Buckeye’s network of marine terminals enables it to facilitate global flows of crude oil and refined petroleum products, offering its customers connectivity between supply areas and market centers through some of the world’s most important bulk storage and blending hubs. Buckeye’s flagship marine terminal in The Bahamas, Buckeye Bahamas Hub Limited, formerly known as BORCO, is one of the largest marine crude oil and refined petroleum products storage facilities in the world and provides an array of logistics and blending services for the global flow of petroleum products. Buckeye’s expansion into the Gulf Coast has added another regional hub with world-class marine terminalling, storage and processing capabilities. Buckeye is also a wholesale distributor of refined petroleum products in areas served by its pipelines and terminals. More information concerning Buckeye can be found at www.buckeye.com.
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Adjusted EBITDA and distributable cash flow are measures not defined by GAAP. Adjusted EBITDA is the primary measure used by our senior management, including our Chief Executive Officer, to (i) evaluate our consolidated operating performance and the operating performance of our business segments, (ii) allocate resources and capital to business segments, (iii) evaluate the viability of proposed projects, and (iv) determine overall rates of return on alternative investment opportunities. Distributable cash flow is another measure used by our senior management to provide a clearer picture of Buckeye’s cash available for distribution to its unitholders. Adjusted EBITDA and distributable cash flow eliminate (i) non-cash expenses, including, but not limited to, depreciation and amortization expense resulting from the significant capital investments we make in our businesses and from intangible assets recognized in business combinations, (ii) charges for obligations expected to be settled with the issuance of equity instruments, and (iii) items that are not indicative of our core operating performance results and business outlook.

Buckeye believes that investors benefit from having access to the same financial measures used by senior management and that these measures are useful to investors because they aid in comparing Buckeye’s operating performance with that of other companies with similar operations. The Adjusted EBITDA and distributable cash flow data presented by Buckeye may not be comparable to similarly titled measures at other companies because these items may be defined differently by other companies. Please see the attached reconciliations of each of Adjusted EBITDA and distributable cash flow to income from continuing operations.
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This press release includes forward-looking statements that we believe to be reasonable as of today’s date. Such statements are identified by use of the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “should,” and similar expressions. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and that may be beyond our control. Among them are (i) changes in federal, state, local, and foreign laws or regulations to which we are subject, including those governing pipeline tariff rates and those that permit the treatment of us as a partnership for federal income tax purposes, (ii) terrorism and other security risks, including cyber risk, adverse weather conditions, including hurricanes, environmental releases, and natural disasters, (iii) changes in the marketplace for our products or services, such as increased competition, changes in product flows, better energy efficiency, or general reductions in demand, (iv) adverse regional, national, or international economic conditions, adverse capital market conditions, and adverse political developments, (v) shutdowns or interruptions at our pipeline, terminalling, storage, and processing assets or at the source points for the products we transport, store, or sell, (vi) unanticipated capital expenditures in connection with the construction, repair, or replacement of our assets, (vii) volatility in the price of liquid petroleum products, (viii) nonpayment or nonperformance by our customers, (ix) our ability to integrate acquired assets with our existing assets and to realize anticipated cost savings and other efficiencies and benefits, and (x) our ability to successfully complete our organic growth projects and to realize the anticipated financial benefits. You should read our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2015, for a more extensive list of factors that could affect results. We undertake no obligation to revise our forward-looking statements to reflect events or circumstances occurring after today’s date.
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This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100.0%) of Buckeye’s distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business.  Accordingly, Buckeye’s distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.

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BUCKEYE PARTNERS, L.P.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per unit amounts)
(Unaudited)

	Three Months Ended March 31,
	2016	2015
Revenue:
Product sales	$384,762	$740,218
Transportation, storage and other services	395,832	347,882
Total revenue	780,594	1,088,100

Costs and expenses:
Cost of product sales	368,644	717,539
Operating expenses	149,086	142,365
Depreciation and amortization	61,426	53,776
General and administrative	21,231	22,618
Total costs and expenses	600,387	936,298
Operating income	180,207	151,802

Other income (expense):
Earnings from equity investments	3,088	2,134
Interest and debt expense	(47,783)	(41,709)
Other income	80	33
Total other expense, net	(44,615)	(39,542)

Income from continuing operations before taxes	135,592	112,260
Income tax expense	(615)	(239)
Income from continuing operations	134,977	112,021
Loss from discontinued operations	—	(857)
Net income	134,977	111,164
Less: Net (income) loss attributable to noncontrolling interests	(3,864)	447
Net income attributable to Buckeye Partners, L.P.	$131,113	$111,611

Basic earnings (loss) per unit attributable to Buckeye Partners, L.P.:
Continuing operations	$1.01	$0.89
Discontinued operations	—	(0.01)
Total	$1.01	$0.88

Diluted earnings (loss) per unit attributable to Buckeye Partners, L.P.:
Continuing operations	$1.01	$0.88
Discontinued operations	—	(0.01)
Total	$1.01	$0.87

Weighted average units outstanding:
Basic	129,703	127,175
Diluted	130,129	127,607

 BUCKEYE PARTNERS, L.P.
SELECTED FINANCIAL AND OPERATING DATA
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2016	2015
Revenue:
Domestic Pipelines & Terminals	$237,953	$243,571
Global Marine Terminals	170,064	120,984
Merchant Services	389,737	740,160
Intersegment	(17,160)	(16,615)
Total revenue	$780,594	$1,088,100

Total costs and expenses: (1)
Domestic Pipelines & Terminals	$135,914	$136,019
Global Marine Terminals	99,657	83,589
Merchant Services	381,976	733,305
Intersegment	(17,160)	(16,615)
Total costs and expenses	$600,387	$936,298

Depreciation and amortization:
Domestic Pipelines & Terminals	$19,953	$17,702
Global Marine Terminals	40,307	34,878
Merchant Services	1,166	1,196
Total depreciation and amortization	$61,426	$53,776

Operating income:
Domestic Pipelines & Terminals	$102,039	$107,552
Global Marine Terminals	70,407	37,395
Merchant Services	7,761	6,855
Total operating income	$180,207	$151,802

Adjusted EBITDA from continuing operations:
Domestic Pipelines & Terminals	$128,481	$130,050
Global Marine Terminals	106,623	74,418
Merchant Services	9,522	8,442
Adjusted EBITDA from continuing operations	$244,626	$212,910

Capital additions, net: (2)
Domestic Pipelines & Terminals	$55,550	$46,567
Global Marine Terminals	56,763	87,342
Merchant Services	32	115
Total capital additions, net	$112,345	$134,024

Summary of capital additions, net:
Maintenance capital expenditures	$21,566	$19,430
Expansion and cost reduction (2)	90,779	114,594
Total capital additions, net	$112,345	$134,024

	March 31,	December 31,
	2016	2015
Key Balance Sheet Information:
Cash and cash equivalents	$5,681	$4,881
Long-term debt, total (3)	3,701,717	3,732,824
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(1)	Includes depreciation and amortization.

(2)
Amounts exclude non-cash changes in accruals for capital expenditures. Expansion and cost reduction amounts including accruals for capital expenditures were $77.6 million and $124.6 million for the three months ended March 31, 2016 and 2015, respectively.

(3)	Includes long-term debt portion of Buckeye Partners, L.P. Credit Facility of $329.0 million as of March 31, 2016.

BUCKEYE PARTNERS, L.P.
SELECTED FINANCIAL AND OPERATING DATA - Continued
(Unaudited)

	Three Months Ended March 31,
	2016	2015

Domestic Pipelines & Terminals (average bpd in thousands):
Pipelines:
Gasoline	697.0	695.0
Jet fuel	347.3	336.9
Middle distillates (1)	314.2	413.6
Other products (2)	12.3	27.5
Total pipelines throughput	1,370.8	1,473.0
Terminals:
Products throughput (3)	1,176.0	1,210.3

Pipeline average tariff (cents/bbl)	84.2	83.7

Global Marine Terminals (percent of capacity):
Average capacity utilization rate (4)	99%	93%

Merchant Services (in millions of gallons):
Sales volumes	352.9	424.7
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(1) Includes diesel fuel and heating oil.
(2) Includes liquefied petroleum gas, intermediate petroleum products and crude oil.
(3) Includes throughput of two underground propane storage caverns.
(4) Represents the ratio of contracted capacity to capacity available to be contracted.  Based on total capacity (i.e., including out of service capacity), average capacity utilization rates are approximately 91% and 80% for the three months ended March 31, 2016 and 2015, respectively.

BUCKEYE PARTNERS, L.P.
SELECTED FINANCIAL AND OPERATING DATA
Non-GAAP Reconciliations
(In thousands, except coverage ratio)
(Unaudited)

		Three Months Ended March 31,
		2016	2015

Income from continuing operations		$134,977	$112,021
Less:	Net (income) loss attributable to noncontrolling interests	(3,864)	447
Income from continuing operations attributable to Buckeye Partners, L.P.		131,113	112,468
Add:	Interest and debt expense	47,783	41,709
	Income tax expense	615	239
	Depreciation and amortization (1)	61,426	53,776
	Non-cash unit-based compensation expense	6,335	5,086
	Acquisition and transition expense (2)	122	2,400
Less:	Amortization of unfavorable storage contracts (3)	(2,768)	(2,768)
Adjusted EBITDA from continuing operations		$244,626	$212,910
Less:	Interest and debt expense, excluding amortization of deferred financing costs, debt discounts and other	(43,573)	(37,493)
	Income tax expense, excluding non-cash taxes	(617)	(239)
	Maintenance capital expenditures (4)	(21,566)	(19,430)
Distributable cash flow from continuing operations		$178,870	$155,748

Distributions for coverage ratio (5)		$157,238	$147,018

Coverage ratio from continuing operations		1.14	1.06
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(1) Includes 100% of the depreciation and amortization expense of $16.8 million and $11.7 million for Buckeye Texas Partners LLC for the three months ended March 31, 2016 and 2015, respectively.
(2) Acquisition and transition expense consists of transaction costs, costs for transitional employees, and other employee and third-party costs related to the integration of the acquired assets that are non-recurring in nature.
(3) Represents amortization of the negative fair values allocated to certain unfavorable storage contracts acquired in connection with the BBH acquisition.
(4) Represents expenditures that maintain the operating, safety and/or earnings capacity of our existing assets.
(5) Represents cash distributions declared for LP Units outstanding as of each respective period.  Amount for 2016 reflects estimated cash distributions for LP Units for the quarter ended March 31, 2016.